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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

        COMPX REPORTS FOURTH QUARTER AND FULL YEAR 2004 OPERATING RESULTS

Dallas, TEXAS ... March 30, 2005 ... CompX International Inc. (NYSE: CIX) announced today sales from continuing operations of $46.6 million for the fourth quarter of 2004 and income from continuing operations of $1.4 million, or $0.09 per diluted share. Sales increased 2% from $45.7 million from the comparable 2003 quarter. For the fourth quarter of 2003, the Company also reported income from continuing operations of $1.4 million, or $0.09 per diluted share. Due to an increased proportion of foreign-sourced dividend income taxed at a higher effective tax rate, the results for the fourth quarter of 2004 were negatively impacted by an increase in the Company's effective income tax rate as compared to the effective tax rate for the same period of 2003. Net sales for the year ended December 31, 2004 increased 5% to $182.6 million compared to $174.0 million the previous year. Income from continuing operations for 2004 increased 64% to $9.5 million, or $0.63 per diluted share, compared to $5.8 million, or $0.38 per diluted share in 2003. The sales increases were primarily related to increases in certain precision slide and ergonomic products surcharges and prices to recover the dramatic rise in raw material prices for steel during the year, and to a lesser extent the positive impact of the strengthening of the Canadian dollar in relation to the U.S. dollar.

"We are extremely pleased with the improvement in earnings from continuing operations this year," commented David A. Bowers, President & CEO. "The hard work of our employees over the last several years in addressing market challenges and cost reduction initiatives paid off in 2004 as we made significant progress in improving operating results."

Operating income increased from $2.2 million in the fourth quarter of 2003 to $3.5 million in the fourth quarter of 2004. Operating income for the year ended December 31, 2004 increased to $15.7 million as compared to $9.5 million for 2003. The improvements in operating income were due to the favorable impact of cost improvement initiatives, partially offset by the negative impact of increases in the cost of steel, the primary raw material for the Company's products.

During the fourth quarter of 2004, CompX formalized a plan to dispose of its Thomas Regout precision slide and window furnishings operations conducted at its facility in the Netherlands. Such operations met all of the criteria under accounting principles generally accepted in the United States of America to be classified as an asset held for sale at December 31, 2004, and accordingly the results of operations of Thomas Regout have been classified as discontinued operations for all periods presented, and the related net assets of Thomas Regout are classified as "held for sale." In classifying the net assets of Thomas Regout as held for sale, the Company concluded that the carrying amount of the net assets of such operations exceeded the estimated fair value less costs to sell of such operations, and accordingly the Company recognized a pre-tax impairment charge in the quarter of approximately $14.4 million to write-down its investment in Thomas Regout to the estimated net realizable value. On January 24, 2005, CompX completed the sale of its Thomas Regout operations for approximately $22.6 million in net proceeds which included cash (net of expenses) of approximately $18.4 million at closing and a subordinated note for approximately $4.2 million payable over a period of four years. The net proceeds from the sale of Thomas Regout approximated the net realizable value previously estimated.

Mr. Bowers further commented, "The sale of our Thomas Regout operations in Europe to local management is a significant step forward in bringing focus to our precision slide business in North America and Asia. Under the CompX Precision Slides banner, manufacturing facilities in Kitchener, Canada, Taipei, Taiwan and Byron Center, Michigan, will coordinate activities of common product lines to maximize collaboration with our customers on products that bring unique solutions to their precision slide needs. Additionally, we expect to redeploy personnel resources and the proceeds from the sale of Thomas Regout by investing in areas that will provide new opportunities for growth and diversification."

He concluded, "2004 was a year of transition for CompX as management dealt with the extraordinary escalation in raw material costs and the continued threat of low priced foreign competition. We believe with the initiation of our Precision Slides group, renewed emphasis on the development and introduction of new products across all of our businesses, continued emphasis on opportunities to improve our cost structure together with our strong balance sheet, has well positioned the Company for profitable growth in 2005 and beyond.

Liquidity and Cash Flow
Cash provided by operating activities improved to $30.2 million for the year compared to $24.4 million in the prior year. The improvement in cash provided by operating activities was primarily due to the improvement in income from continuing operations. Total cash was $21.0 million as of December 31, 2004 compared to $21.7 million as of December 31, 2003, while total debt declined $26 million over the same period. The Company currently has no debt outstanding under its bank revolving line of credit.

About CompX International
CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from seven locations in the U.S., Canada and Taiwan and employs more than 1,400 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, negotiations with employee and government groups relating to employee severance, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share amounts) (Unaudited)


                                                Three months ended                   Year ended
                                                   December 31,                     December 31,
                                                2003             2004            2003           2004
                                              ------------------------        ------------------------


Net sales                                     $  45.7          $  46.6        $  174.0      $   182.6

Cost of goods sold                               38.1             36.4           142.9          142.8
                                              ------------------------        -----------------------

Gross profit                                      7.6             10.2            31.1           39.8

Selling, general and administrative               5.4              6.7            21.6           24.1
                                              ------------------------        -----------------------

Operating income (loss)                           2.2              3.5             9.5           15.7

Interest expense                                 (0.3)            (0.1)           (1.3)          (0.5)

Other income (expense)                            0.4              0.7             1.0            2.1
                                              ------------------------        -----------------------

Income from continuing operations

     before income taxes                          2.3              4.1             9.2           17.3

Income tax expense                                0.9              2.7             3.4            7.8
                                              ------------------------        -----------------------

Income from continuing operations                 1.4              1.4             5.8            9.5

Discontinued operations, net of tax              (0.6)           (13.1)           (4.5)         (12.5)
                                              -------------------------       ------------------------

Net income (loss)                             $   0.8          $ (11.7)       $    1.3        $  (3.0)
                                              =========================       ========================


Net income (loss) per diluted common share
     Continuing operations                    $    0.09        $  0.09        $    0.38       $  0.63
     Discontinued operations                      (0.04)         (0.86)           (0.30)        (0.83)
                                              -------------------------       ------------------------

                                              $    0.05        $ (0.77)       $    0.08       $ (0.20)
                                              =========================       ========================

Weighted average diluted common
  shares outstanding                             15.1             15.1            15.1           15.2
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,        December 31,
                                                                2003                2004
                                                         -----------------     --------------
                        Assets                                                 (Unaudited)

Current assets:

   Cash and equivalents                                     $      19.6          $      16.8

   Accounts receivable, net                                        21.4                 19.2

   Inventories                                                     21.0                 20.8

   Prepaid expenses and other                                       5.5                  2.9

   Assets held for sale                                            12.7                 18.0
                                                            -----------          -----------

       Total current assets                                        80.2                 77.7

Intangibles                                                        30.7                 30.7

Net property and equipment                                         73.5                 66.1

Assets held for sale                                               25.9                 11.0

Other assets                                                        0.4                  0.2
                                                            -----------          -----------

         Total assets                                       $     210.7          $     185.7
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      17.4          $      17.7

   Income taxes                                                     -                    2.7

   Liabilities related to assets held for sale                      7.0                  5.0
                                                            -----------          -----------

       Total current liabilities                                   24.4                 25.4

Long-term debt                                                     26.0                  0.1

Other noncurrent liabilities                                        5.9                  4.9

Stockholders' equity                                              154.4                155.3
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     210.7          $     185.7
                                                            ===========          ===========